Exhibit 99.1

NEWS RELEASE

Contact:
Bob Gray
Valence Technology, Inc.
512.527.2921
investor@valence.com

Valence Technology Receives Further NASDAQ Delisting Notification

Related to Minimum Bid Price

AUSTIN, Texas, June 19, 2012 (GLOBE NEWSWIRE) -- Valence Technology, Inc. (NASDAQ: VLNC) (the "Company"), a leading U.S. based global manufacturer of advanced energy storage solutions, today announced that it received a second written notice from The NASDAQ Stock Market indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2).

On December 13, 2011, the NASDAQ Staff initially notified the Company that the bid price of its listed security had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until June 11, 2012, to regain compliance with the Rule.  Per the Rule, the Company has not regained compliance with the Rule and is not eligible for a second 180 day period because, in addition to not meeting the minimum bid price requirement, the Company has a negative stockholders’ equity and, thus, does not meet the other initial listing standards for The NASDAQ Capital Market.

However, under the NASDAQ rules, Valence is entitled to request an appeal hearing before the NASDAQ Listing Panel.  A hearing request is being submitted and such request will stay the suspension of the Company’s securities pending the Panel’s decision.

About Valence Technology, Inc.

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland, manufacturing facilities in China, and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol "VLNC." For more information, visit www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements related to the Nasdaq hearing request and hearing process. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors including the timing and outcome of the Nasdaq hearing and the Company’s ability to meet the minimum bid price and other Nasdaq listing requirements. Other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2012, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

SOURCE: Valence Technology, Inc.

###